Exhibit 17.1

EXHIBIT A

TO:       FBEC Worldwide, Inc.

Gentlemen:

EFFECTIVE IMMEDIATELY, I hereby tender my Resignation as Chief Executive Officer and as a Member of the Board of Directors of the Company.

DATED:       September 12, 2015

/s/ Robert Sand 9-13-15
ROBERT SAND